EXHIBIT 99.1

The Great Atlantic & Pacific Tea Company, Inc. Announces
 Appointment of Tom O’Boyle as Executive Vice President
 Merchandising & Marketing

MONTVALE, N.J. – August 27, 2010 - Today, The Great Atlantic & Pacific Tea Company, Inc. (A&P) (NYSE:GAP) announced the appointment of Tom O’Boyle to the new position of Executive Vice President, effective immediately.  In this role, Tom will be responsible for leading the Merchandising, Marketing, Supply & Logistics departments to develop a cohesive synergy between these critical functions, reporting to President and Chief Executive Officer Sam Martin.

A&P President and CEO Sam Martin said, “Tom is an expert merchant with a proven track record of aligning merchandising offers with exciting marketing programs to meet customers’ needs.  His appointment completes my dynamic executive management team which will lead our Company’s turnaround initiative.”

Tom brings over 15 years of retail experience in merchandising and marketing including management positions in Jewel Food Stores and Albertson’s.  Prior to joining the A&P, Tom was President and Senior Vice President, Food and Drug for Sears.  Before that, he was the Senior Vice President, Merchandising and Marketing for Albertson’s.  He holds a B.S., and is a candidate for an M.B.A., from Northern Illinois University.

About A&P
Founded in 1859, A&P is one of the nation's first supermarket chains.  The Company operates 429 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum's, Pathmark, Best Cellars, The Food Emporium, Super Foodmart, SuperFresh and Food Basics.

Investor Contact:
Krystyna Lack
Vice President, Treasury Services
(201) 571-4320

Press Contact:
Lauren La Bruno
Senior Director, Public Relations
(201) 571-4453